Exhibit 23.01

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Registration Statement No. 333-00415 on Form S-3 (relating to the Northern States Power Company Dividend Reinvestment and Stock Purchase Plan), Registration Statement No. 2-61264 on Form S-8 (relating to the Northern States Power Company Employee Stock Ownership Plan), Registration Statement No. 33-38700 on Form S-8 (relating to the Northern States Power Company Executive Long-Term Incentive Award Stock
Plan), and Registration Statement No. 33-63243 on Form S-3 (relating to the Northern States Power Company $300,000,000 Principal Amount of First Mortgage Bonds) of our report dated Feb. 2, 1998 appearing in this Form 10-K.



/s/
PRICE WATERHOUSE LLP
Minneapolis, Minnesota
March 25, 1998